Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 18th day of February, 2010, (the “Effective Date”) by and between SafeNet, Inc., a Delaware corporation (the “Company”) and Kenneth M. Siegel an individual (the “Executive”).

WHEREAS, the Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions set forth in this Agreement, which shall become effective as of the Effective Date.

NOW, THEREFORE, in consideration of the above recital incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive as Corporate Vice President and General Counsel on the terms and conditions expressly set forth in this Agreement, The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2	Duties. During the Period of Employment (as defined in Section 2), the Executive shall serve the Company as its Corporate Vice President and General Counsel and shall have such powers, duties and obligations consistent with such position as may be assigned to the Executive by the Company’s Chief Executive Officer (the “CEO”) from time to time. The Executive shall be subject to the lawful and good faith directions and instructions given to him by the CEO and the Board of Directors of the Company (the “Board”) and the corporate policies of the Company as in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may be amended from time to time).

1.3

No Other Employment; Time Commitment. During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment. Notwithstanding the preceding sentence, the Executive may provide consulting services on a transitional basis to his former employer for a period of up to two months from the Effective Date provided that such services don’t interfere with the Executive’s duties to the Company. The Executive’s service on the boards of directors (or similar bodies) of business entities other than the Company, any subsidiary or affiliate of the Company, or a Vector Entity (as defined in Section 5.5) is subject to the approval of the CEO and the Board. The Company shall have the right to require, by written request, the Executive to resign from any board or similar body which he may then serve if the CEO or the Board determines in good faith that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company as contemplated by the first sentence of this Section 1.3 or that any business related to such service contravenes the requirements of Section 6.

1.4	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) the Executive is not bound by any confidentiality, trade secret or similar agreement, other than this Agreement, a Confidentiality and Proprietary Information Agreement with the Company (the “Confidentiality Agreement”) and an agreement with Executive’s prior employer covering confidentiality and other matters with any other person or entity.

1.5	Location. The Executive’s principal place of employment shall be the Company’s offices located in Redwood City, California. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2.	Period of Employment. The Executive and the Company acknowledge that the Executive shall be employed on an at-will basis and that either the Company or the Executive may terminate the Executive’s employment at any time, for any reason or no reason, subject to the provisions set forth in Section 5. The period of time during which the Executive is employed by the Company shall be referred to as the “Period of Employment”.

3.	Compensation.

3.1	Base Salary. During the Period of Employment, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of Three Hundred Thousand Dollars ($300,000). Thereafter, the Company will review the Executive’s Base Salary at least annually; provided that, in no event shall Executive’s Base Salary be reduced by the Company.

3.2	Incentive Bonus. For each calendar year during the Employment Period, the Executive shall be eligible to receive an annual incentive cash bonus (the “Incentive Bonus”) in a target amount of fifty percent (50%) of his base salary (the “Target Incentive Bonus Opportunity”), if the applicable Company performance goals established by the Company are achieved. Such performance goals shall be predominately determinable by quantifiable measures and established by the Company within the first ninety (90) days of each calendar year. The Incentive Bonus (if any) shall be paid to the Executive no later than March 15th of the calendar year next following the calendar year in which the bonus is earned. For calendar year 2010, the Executive shall be eligible to receive an incentive bonus on a prorated basis.

3.3	Equity Awards. At the next Board meeting following the Effective Date, the Executive shall be granted options to purchase 400,000 shares of SafeNet common stock at fair market value on the date of grant or the economic equivalent thereof (the “Equity Award”). The Equity Award shall vest over a period of four (4) years, with twenty-five percent (25%) of the Equity Award vesting on the first anniversary of the Effective Date, and 1/48th of the Equity Award vesting on a monthly basis thereafter, commencing on the last day of the calendar month that immediately follows the month in which the first anniversary of the Effective Date occurs, subject to the Executive’s continued employment with, or other continuation of service to, the Company through each applicable vesting date. The vesting of the Equity Award will be subject to acceleration under the circumstances and to the extent provided in Section 5.3(b)(ii). Subject to the terms of this Agreement, the other terms and conditions of the Equity Award shall be documented in an equity award agreement between the Company and the Executive.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be eligible to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executives and/or employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses. During the Period of Employment, the Executive shall be eligible for reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies as in effect from time to time.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies for executives in effect from time to time, including the Company’s policies regarding vacation accruals; provided, however, that notwithstanding any service credit requirement of such policies, Executive shall accrue vacation at the rate of not less than 20 days annually, The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as defined in Section 5.5(b)) in accordance with the notice provisions set forth in Section 5.5(c), (ii) without Cause, with no less than thirty (30) days’ advance notice to the Executive, (iii) in the event of the Executive’s death or (iv) in the event that the Company determines in good faith that the Executive has incurred a Disability (as defined in Section 5.5), with no less than thirty (30) days’ advance notice to the Executive.

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days’ advance notice to the Company; provided, however, that in the event of a Constructive Termination, the notice provisions contained in the Constructive Termination definition set forth in Section 5.5(c) shall apply instead.

5.3	Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)	The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5(a)) within thirty (30) days after the Severance Date.

(b)	If the Executive’s employment is terminated as a result of an Involuntary Termination, the Executive shall be entitled to the following benefits:

(i)	The Company shall pay the Executive an amount (the “Severance Payment”) equal to twelve (12) months of his Base Salary at the annual rate in effect on the Severance Date plus one hundred percent (100%) of the Executive’s Target Incentive Bonus Opportunity for the calendar year in which the Severance Date occurs. The Company shall pay the Severance Payment to the Executive in a lump sum within fourteen (14) days following the expiration of the Release Period (as defined in Section 5.4(a).

(ii)	The vesting of outstanding options, restricted stock awards and other equity-based awards (including the Equity Award) granted by the Company to the Executive shall be accelerated so that any portion or installment of any such equity award scheduled to vest at any time during the twelve (12) month period following the Severance Date shall vest effective as of the expiration of the Release Period; provided, however, that where Involuntary Termination takes place within three (3) months before or six (6) months following a Change in Control, all unvested awards shall vest as of the expiration of the Release period. Any portion of any such equity award that would not vest after giving effect to the foregoing sentence, to the extent unvested, shall terminate as of the Severance Date.

(iii)	The Company shall continue to make available to the Executive, through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or otherwise, all group health, life and other similar insurance plans in which Executive participates on the Severance Date, and reimburse the Executive for the COBRA premiums paid by the Executive for the Executive and eligible members of the Executive’s family for a period of twelve (12) months following the Severance Date, or, if earlier, until Executive becomes eligible for substantially equivalent benefits as a result of any new employment; provided that the Company shall not be obligated to reimburse any such COBRA premiums until the expiration of the Release Period.

(c)	Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement or under the Confidentiality Agreement at any time, from and after the date of such breach, the Executive shall no longer be entitled to, and the Company shall no longer be obligated to pay or reimburse, as applicable, any remaining unpaid portion of the Severance Payment or COBRA premiums, and any equity awards the vesting of which was accelerated pursuant to Section 5.3(b) or Section 5.3(c) shall be terminated effective as of the date of such breach.

(d)	The forgoing provisions of this Section 5.3 shall not affect; (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverages covered by COBRA; or (iii) the Executives receipt of benefits otherwise due in accordance with the terms of the company’s 401(k) plan (if any).

5.4	Release; Executive Remedy.

(a)	This Section 5.4 shall apply notwithstanding anything else contained this Agreement or any option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or Section 5.3(c), in connection with the termination of the Executive’s employment, the Executive shall, upon or within sixty (60) days following the Severance (the “Release Period”), provide the Company with a valid, executed mutual general release substantially in the form attached hereto as Exhibit A (the “Release”), and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law prior to the expiration of the Release Period. The Company’s obligation to make any payment or provide any benefit to the Executive pursuant to Section 5.3(b), including, without limitation, the acceleration of vesting of any equity award, shall be conditioned on the Executive’s execution of (and not revoking) the Release contemplated by this Section 5.4 by the end of the Release Period.

(b)	The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity award, including the Equity Award) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment prior to the expiration of the Release Period.

5.5	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date;

(ii)	any Incentive Bonus payable pursuant to Section 3.2 with respect to any calendar year in the Period of Employment preceding the calendar year in which the Severance Date occurs to the extent earned by but not previously paid to the Executive; and

(iii)	any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b)	As used herein, “Cause” shall mean, as determined in good faith by the Board (excluding the Executive, if he is then a member of the Board), (i) the Executive’s willful, repeated or grossly negligent failure or refusal to perform his duties hereunder or to comply with any lawful and good faith direction given by the CEO or the Board which failure remains uncured (if capable of being cured) for greater than thirty (30) business days after Executive’s receipt of written notice of such failure; (ii) the Executive’s conviction for a felony, a crime involving moral turpitude or dishonesty, or any crime or intentional tort against or involving the Company, Vector Capital (“Vector”) or any Vector Entity; (iii) the Executive’s engagement in knowing and intentional misconduct, fraud, misappropriation embezzlement, violence or threat of violence; or (iv) the Executive’s violation of any of the material terms, covenants, representations or warranties contained in this Agreement, which violation remains uncured (if capable of being cured) for greater than thirty (30) business days after Executive’s receipt of written notice of such violation.

(c)

As used herein, “Constructive Termination” shall mean a resignation by the Executive within one hundred and twenty (120) days after the occurrence of any of the following without the Executive’s express written consent: (i) a material diminution in the Executive’s duties and/or responsibilities (including, but not limited to, a diminution in title, or a material adverse change in reporting structure); (ii) relocation of the Executive’s principal place of business by more than twenty-five (25) miles from the location specified in Section 1.5[1]; (iii) a material reduction in the Executive’s Base Salary or Target Incentive Bonus Opportunity; or (iv) the Company’s violation of any of the material terms, covenants, representations or warranties contained in this Agreement; provided, however, that no event or condition described in clauses (i) through (iv) shall constitute Constructive Termination unless (x) the Executive gives the Company written notice of his intention to terminate his employment for Constructive Termination and the grounds for such termination within thirty (30) days

[1]

For the elimination of doubt, Executive acknowledges that, in the execution of his duties, he will be required to routinely travel to the Company’s principal executive office in Belcamp, Maryland, and from time to time to other Company locations, and that such travel will not be deemed to constitute a relocation event for purposes of the term “Constructive Termination.”

following the occurrence of such event or condition and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within such thirty (30)-day period (or, in the event that such grounds cannot be corrected within such thirty (30)-day period, the Company has not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter).

(d)	As used herein, “Involuntary Termination” shall mean a Constructive Termination or a termination of the Executive’s employment by the Company without Cause. For purposes of clarity, the term “Involuntary Termination” does not include a termination of the Executive’s employment due to the Executive’s death or Disability.

(e)	As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any twelve (12)-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(f)	As used herein, “Change in Control” means any of the following:

(i)	Approval by stockholders of the Company (or, if no stockholder approval is required, by the Board alone) of the complete dissolution or liquidation of the Company, other than in the context of a Business Combination that does not constitute a Change in Control under paragraph (iii) below;

(ii)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (ii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or a successor, (D) any acquisition by any entity pursuant to a Business Combination, (E) any acquisition by a Person described in and satisfying the conditions of Rule 13d-1(b) promulgated under the Exchange Act, or (F) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Fifty (50) percent or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Effective Date (or an affiliate, heir, descendant or related party of or to such Person);

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and (2) no Person (excluding any individual or entity described in clauses (C), (E) or (F) of paragraph (ii) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of Fifty (50) percent existed prior to the Business Combination;

provided, however, that (i) any acquisition of the securities of the Company by any entity affiliated with Vector Capital (the “Vector Entities”), any Person(s) who manages any of the Vector Entities, including, without limitation, their respective limited, special and general partners (collectively, the “Managers”), or any fund or funds managed by any of the Managers shall not constitute a Change in Control, (ii) no transaction shall constitute a Change in Control if, following such transaction, the Vector Entities remain the largest stockholder of the surviving entity and no other entity is entitled to greater representation on the Board of Directors of such Surviving entity, and (iii) a transaction shall not constitute a Change in Control if it is in connection with the underwritten public offering of the securities of the Company.

5.6	Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Limitation on Benefits. In the event that the Executive is or becomes entitled to receive any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that, but for this Section 5.7, would constitute “parachute payments” within the meaning of Section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall reduce the aggregate amount of such payments and distributions to the greatest amount that would not be subject to the Excise Tax if (and only if), after taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, such reduction would result in the Executive retaining a greater amount on an after-tax basis than if the payments and distributions had not been reduced. The determinations to be made with respect to this Section 5.7 shall be made in good faith by a certified public accounting firm designated and compensated by the Company.

5.8	Resignation from Directorships and Officerships. Without limiting the Executive’s rights under this Agreement, the termination of the Executive’s employment with the Company for any reason shall constitute the Executive’s resignation from (i) any director or officer position the Executive has with the Company, (ii) any director, officer or employee position the Executive has with any subsidiary or affiliate of the Company, Vector or any Vector Entity and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. To the extent that notice is required for any such resignations, the notice of termination of employment given pursuant to this Agreement shall constitute notice of such additional resignations.

6.	Non-Solicitation. The Executive hereby agrees to the following protective covenants and that the covenants in this Section 6 shall continue in effect during the Period of Employment and for a period of Twelve (12) months after the date the Executive’s employment with the Company terminates for any reason (the “Restricted Period”) regardless of whether the Executive is then entitled to receive any severance payments or benefits from the Company. For purposes of this Section 6, the Company shall mean the Company together with its subsidiaries and affiliates.

6.1	Non-Solicitation of Employees. During the Restricted Period, the Executive shall not directly or indirectly solicit, induce, recruit, encourage, take away, or hire any employee, contractor, officer, representative or agent of the Company or Vector (or attempt any of the foregoing actions) or cause or attempt to cause any employee, contractor, officer, representative or agent of the Company or Vector (or attempt any of the foregoing actions) with whom the Executive had contact during his employment with the Company to leave his or her employment or engagement with the Company or Vector either for employment with the Executive or for any other entity or person.

6.2	Non-Solicitation of Clients. During the Restricted Period, the Executive shall not directly or indirectly induce or attempt to induce customers, clients, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company to divert their business away from the Company, and the Executive will not otherwise directly or indirectly interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company and any of its customers, clients, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors with whom the Executive did business and had direct contact during his employment with the Company.

6.3	Non-Disparagement. The Executive agrees that at no time during the Period of Employment or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks the reputation, business or character of the Company, Vector, any Vector Entity or any of their respective directors, officers or employees. The Company shall require its directors and officers to refrain from making, or causing or assisting any other person to make, any statement or other communication to any third party which impugns or attacks the reputation, business or character of the Executive. Notwithstanding the foregoing, nothing in this Section 6.4 shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person.

6.4	Understanding of Covenants. The Executive represents that he (i) is familiar with the foregoing non-solicitation and non-disparagement, (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (iv) agrees that such covenants are necessary to protect the Company’s and Vector’s confidential and proprietary information, good will, stable workforce, and customer relations.

6.5	Remedy for Breach. The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of Section 6 or of the Confidentiality Agreement by the Executive. Accordingly, the Executive agrees that if he materially breaches any term of this Section 6 or of the Confidentiality Agreement, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to the Company in lieu of, or prior to or pending in any arbitration proceeding. The Executive further agrees that the Restricted Period shall be extended by the same amount of time that Executive is in breach of any provision of Section 6.

7.	Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

8.	Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or contract.

9.	Indemnification. The Executive shall be entitled to indemnification against personal liability for acts and omissions undertaken in connection with the execution of his duties to the full extent permitted by law and as provided in the Company’s charter documents. In addition, the Company and the Executive will enter into an indemnification agreement in customary form (the “Indemnification Agreement”).

10.	Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

12.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.	Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California.

15.	Survival of Certain Provisions. The rights and obligations set forth in Sections 5, 6, 8, 9, 10,14,16,18,19, 20 and 21 shall survive any termination or expiration of this Agreement.

16.	Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Indemnification Agreement and any agreement evidencing the Equity Award, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

17.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

18.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19.	Arbitration.

(a)	Except as provided in Sections 6.5 and 19(d), the Executive and the Company agree that to the extent permitted by law, any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, any agreement evidencing the Equity Award, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Santa Clara County, California, before a sole arbitrator selected jointly by the Company and the Executive from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected jointly by the Company and the Executive from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

(b)

The Executive has read and understands this Section 19, which discusses arbitration. The Executive understands that by signing this Agreement, the Executive agrees to the extent permitted by law, to submit any future claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or the Executive’s employment by the Company or any termination thereof, to binding arbitration, and that this arbitration clause constitutes a waiver of the Executive’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including, but not limited to, any and all claims for wrongful discharge of employment, breach of contract (both express and implied), breach of the covenant of good faith and fair dealing (both express and implied), negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, employment discrimination, harassment or retaliation, and any violations of any federal, state or municipal statute (including, but not limited to, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act and any applicable state law).

(c)	The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Company). The non-prevailing party shall make the payments required by the preceding sentence to the prevailing party within sixty (60) days after a final decision is rendered.

(d)	Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 19, the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in the Confidentiality Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in the Confidentiality Agreement or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of the Confidentiality Agreement.

20.	Notices.

(a)	All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i)	if to the Company:

Mark Floyd

Safenet, Inc.

4690 Millennium Drive

Belcamp, MD 21017

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Dave Segre

if to the Executive, to the address most recently on file in the payroll records of the Company.

(b)	Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

21.

Code Section 409A. This Agreement is intended to provide compensation and other remuneration that is exempt from the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with that intent. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A. Without limiting the foregoing, In the event that (i) one or more payments of compensation or benefits (and any other severance payments or benefits which may be considered deferred compensation under Section 409A) received or to be received by the Executive pursuant to Section 5.3(b) of this Agreement (“Separation Payment”) would constitute deferred compensation subject to

Section 409A of the Code and the regulations or other authority promulgated thereunder, as amended from time to time (“Section 409A”), and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A(a)(2)(B)(i), then such Separation Payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A) with the Company (the “delay period”) or (ii) such earlier time permitted under Section 409A of the Code; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive under Section 409A, including (without limitation) the additional 20% tax for which the Executive would otherwise be liable under Section 409A(a)(l)(B) or any state law equivalent of Section 409A in the absence of such deferral. Upon the expiration of the applicable delay period, any Separation Payment that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 21 shall be paid to the Executive or the Executive’s beneficiary in one lump sum, including all accrued interest, and all remaining Separation Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

22.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Safenet, Inc. a Delaware corporation

By:	/s/ Mark Floyd
Name:	Mark Floyd
Title:	CEO

“EXECUTIVE”

/s/ Kenneth M. Siegel
Kenneth M. Siegel

EXHIBIT A

This General Release of all Claims (this “Agreement”) is entered into by Kenneth M. Siegel (the “Executive”) and Safenet, Inc., a Delaware corporation (the “Company”), effective as of [DATE].

In consideration of the promises set forth in the letter agreement between the Executive and the Company, dated as of February 18, 2010 (the “Employment Agreement”), the Executive and the Company agree as follows:

1. Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company.

2. General Release and Waiver of Claims.

(a) Release by the Executive. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement and (ii) any indemnification rights the Executive may have in accordance with the Company’s governance instruments, any indemnification agreement or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company. This Section 2(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Agreement.

EXHIBIT A-1

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 7 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph.

(c) Release by Company. In consideration of the release provided by the Executive, the Releasees (as defined in paragraph (a), above) hereby irrevocably and unconditionally release and forever discharge the Releasors (as defined in paragraph (a), above) from any and all Claims (as defined in paragraph (a), above), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasees may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof. It is agreed and understood that the foregoing general release does not waive any of the following rights of the Company: (w) to enforce the terms of this Agreement; (x) to pursue claims arising from actions taken after the date hereof; (y) to pursue compulsory counterclaims and defenses directly related to claims that the Executive has not waived pursuant to this Agreement; and (z) to pursue claims which the Company may not release pursuant to applicable laws and regulations.

(d) No Assignment. The Executive and the Company represent and warrant that neither the Executive nor the Company has assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company; provided that no such assignment shall relieve any Releasee of its obligations hereunder.

EXHIBIT A-2

3. Proceedings.

(a) General Agreement Relating to Proceedings. Neither the Executive nor the Company has filed, and except as provided in Sections 3(b) and 3(c), the Executive and the Company agree not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against any Releasee or Releasor before any local, state or federal agency, court or other body relating to the Executive’s employment or the termination of his employment, other than with respect to the obligations of the Company and the Executive to one another under the Employment Agreement (each, individually, a “Proceeding”) and agree not to participate voluntarily in any Proceeding. The Executive and the Company waive any right they may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b) Proceedings Under ADEA. Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(c) of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

4. Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he materially fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Section 2(b) within the seven-day period provided under Section 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. In the Event the Company initiates or voluntarily participates in any Proceeding in violation of this Agreement, the Executive shall be entitled to pursue all remedies available at law and/or in equity. The Executive and the Company acknowledge and agree that the remedy at law available to the Company and the Executive for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Sections 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive and the Company acknowledge, consent and agree that, in addition to any other rights or remedies that the Executive and the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Executive and the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive or the Company, as the case may be,

EXHIBIT A-3

from breaching his or its post-termination obligations under the Employment Agreement or his or its obligations under Sections 2 and 3 herein. Such injunctive relief in any court shall be available to the Executive and the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

7. Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the Santa Clara County, California.

8. Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party). Any notice given by regular mail shall be deemed to have been given three days following such mailing.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

EXHIBIT A-4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY

By:

THE EXECUTIVE

Kenneth M. Siegel

Address:  ___________________________________

                ___________________________________

EXHIBIT A-5